CHOICE HOTELS

Choice Sets the Record Straight on Wyndham's Disinformation Campaign

Wyndham continues to blatantly mischaracterize the lodging industry, creating false and unsubstantiated antitrust concerns

Wyndham Hinges Argument on Manipulated View of Lodging Industry

- Definition **hyper-focuses on STR* midscale and economy** categories, arbitrarily segmenting competitive hotels
- Narrow perspective **excludes ~45% of U.S. hotels** because it **ignores independents**
- Overlooks that Choice and Wyndham combined account for **only 10% of U.S. room revenue**
- Clear legal and regulatory precedent **against overly narrow market definitions****

Even with Wyndham's Constrained Definition, the Deal Would Survive Scrutiny

- Wyndham's arbitrary market still includes **nine major competitors**, such as Marriott, Hilton and IHG
- **Disregards influx of new brands** in STR midscale and economy segments
- Ignores that **~47%** of converted hotels **reposition up or down STR chain scales** — *often two or more at a time*

Combination Benefits Franchisees

- Combination would **drive top-line growth, increase brand marketing spend** for franchisees and **expand customer reach** through rewards program
- Transaction would **better position franchisees to compete** with larger, well capitalized hotel chains + OTAs, which represent over 50% of all online hotel bookings

Combination Benefits Guests

- Combined company would offer **fulsome suite of properties across hotel types and locations**
- **Enhanced rewards program** provides more opportunities to earn / redeem points + expanded benefits and rewards system — *on par with top two global hospitality rewards programs*
- **Transaction will not adversely impact room rates** — *franchisees remain in control of pricing*

Choice Continues Progress as Expected on Regulatory Review Process

- Choice **continues to progress through regulatory process** with U.S. Federal Trade Commission ("FTC")
- Choice expects to continue **cooperating with the FTC during the Second Request process,** which is expected to commence on January 11
- The Antitrust Agencies issue Second Requests for **45-65 deals per year**
- Choice remains confident that it can complete the combination within a one-year customary timeframe. It is the Wyndham board's **continued entrenchment** that could create a delay

*STR, a division of CoStar Group, Inc., provides premium data benchmarking, analytics and marketplace insights for the global hospitality industry.

**Case COMP/M.7902 Marriott Int'l./Starwood Hotels & Resorts Worldwide: "The market for the provision of hotel franchising services should not be further segmented by hotel comfort/price level."; In re Super Prem. Ice Cream Distrib. Antitrust Lit.: "Courts have repeatedly rejected efforts to define markets by price variances or product quality variances. Such distinctions are economically meaningless where the differences are actually a spectrum of price and quality differences."

Forward-looking Statements

Information set forth herein includes “forward-looking statements”. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements include, but are not limited to, the ultimate outcome of any possible transaction between Choice and Wyndham (including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those described herein); uncertainties as to whether Wyndham will cooperate with Choice regarding the proposed transaction; Choice’s ability to consummate the proposed transaction with Wyndham; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; Choice’s ability to finance the proposed transaction with Wyndham; Choice’s indebtedness, including the substantial indebtedness Choice expects to incur in connection with the proposed transaction with Wyndham and the need to generate sufficient cash flows to service and repay such debt; the possibility that Choice may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Wyndham’s operations with those of Choice, including the Choice loyalty program; the possibility that Choice may be unable to achieve the benefits of the proposed transaction for its franchisees, associates, investors and guests within the expected timeframes or at all, including that such integration may be more difficult, time-consuming or costly than expected; that operating costs and business disruption (without limitation, difficulties in maintaining relationships with associates, guests or franchisees) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; and that the retention of certain key employees may be difficult. Such statements may relate to projections of Choice’s revenue, expenses, adjusted EBITDA, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock and other financial and operational measures, including occupancy and open hotels, revenue per available room, Choice’s ability to benefit from any rebound in travel demand, and Choice’s liquidity, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

These and other risk factors that may affect Choice’s operations are discussed in detail in the applicable company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and, as applicable, its or Wyndham’s Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this communication or as of the date to which they refer, and Choice assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information

This communication relates to a proposal that Choice has made for a business combination transaction with Wyndham and the exchange offer which Choice, through WH Acquisition Corp., its wholly owned subsidiary, has made to Wyndham stockholders. The exchange offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to exchange, the letter of election and transmittal and other related offer documents) and a registration statement on Form S-4 filed by Choice on December 12, 2023. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. In furtherance of this proposal and subject to future developments, Choice (and, if applicable, Wyndham) may file one or more registration statements, proxy statements, tender or exchange offers or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, tender or exchange offer document, prospectus or other document Choice and/or Wyndham may file with the SEC in connection with the proposed transaction.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Investors and security holders of Choice and Wyndham are urged to read the proxy statement(s), registration statement, tender or exchange offer document (including the offer to exchange, the letter of election and transmittal and other related offer documents), prospectus and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to shareholders of Choice and/or Wyndham, as applicable. Investors and security holders may obtain free copies of these documents (if and when available) and other documents filed with the SEC by Choice through the web site maintained by the SEC at www.sec.gov, and by visiting Choice’s investor relations site at www.investor.choicehotels.com.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Choice and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Choice’s executive officers and directors in the Annual Report on Form 10-K for the year ended December 31, 2022 filed by Choice with the SEC on March 1, 2023. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender or exchange offer documents or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at www.sec.gov and by visiting Choice’s investor relations site at www.investor. choicehotels.com.

In this communication, we reference information and statistics regarding the Travel Industry. We have obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources, such as Euromonitor International Limited. Some data and other information contained in this communication are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within these industries. While we believe such information is reliable, we have not independently verified any third-party information. While we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. As a result, you should be aware that market, ranking and other similar industry data including in this communication, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this communication.